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BDO        BDO Dunwoody LLP           102 - 100 Front Street
           Chartered Accountants      Penticton British Columbia Canada
           and Consultants            V2A 1H1
                                      Telephone: (250) 492-6020
                                      Fax: (250) 492-8110



                   CONSENT OF CHARTERED ACCOUNTANTS


First Cypress Technologies, Inc.
1500 - 885 West Georgia Street
Vancouver, B.C.
V6C 3E8


We hereby consent to the use in the Prospectus constituting part of this Registration Statement of our report dated February 19, 2001, relating to the financial statements of First Cypress Technologies, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption "Interests of Named Experts and Counsel" in the Prospectus.


/s/ BDO Dunwoody LLP

Chartered Accountants

Penticton, British Columbia
April 16, 2001


   BDO Dunwoody LLP is a Limited Liability Partnership registered in Ontario